SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM 8-K

                            Current Report Pursuant
                         to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934

                                April 8, 2002
              (Date of Report (Date of Earliest Event Reported))

                            LA-Z-BOY INCORPORATED
            (Exact Name of Registrant as Specified in Its Charter)

                                   Michigan
                (State or Other Jurisdiction of Incorporation)

                                    1-9656
                           (Commission File Number)

                                  38-0751137
                     (I.R.S. Employer Identification No.)

                            1284 N. Telegraph Road
                            Monroe, Michigan 48162
         (Address of Principal Executive Offices, Including Zip Code)

                                (734) 241-4414
             (Registrant's Telephone Number, Including Area Code)

                               [not applicable]
          (Former Name or Former Address If Changed Since Last Report)

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Item 9. Regulation FD Disclosure

Contact:  Mark Stegeman     (734) 241-4418          mark.stegeman@la-z-boy.com
                                                    --------------------------

                  LA-Z-BOY ANNOUNCES ADDITIONAL RESTRUCTURING

MONROE MI, Apr. 8, 2002 - La-Z-Boy Incorporated (NYSE, PCX: LZB) announced today that it is closing its Chilhowie, Virginia, plant and ceasing manufacturing operations at its Granite Falls, North Carolina plant, in a further restructuring of its casegoods (wood furniture) operations. In connection with these actions, La-Z-Boy will take a pre-tax charge of $9 million, or $0.09 per share on an after tax basis, in the quarter ending April 27, 2002. The largely non-cash charge will primarily cover employee termination costs and the writedown of certain fixed assets and inventories.

The Chilhowie facility of La-Z-Boy's American of Martinsville ("AOM") hospitality furniture business will be closed as of mid-June, with a loss of approximately 245 jobs. Production will be shifted to AOM's remaining plant in Martinsville, Virginia, where approximately 75 new jobs will be added to handle the additional volume. At the Granite Falls plant which has been producing product primarily for La-Z-Boy's Hammary business unit, manufacturing operations will be phased out by July and shifted to other La-Z-Boy manufacturing facilities. Employment at Granite Falls will be reduced by 82 positions through the elimination of part time positions and attrition. The facility will become an expanded warehouse facility for Hammary, which currently imports most of its product line.

La-Z-Boy president and CEO Jerry Kiser said "Business in the U.S. lodging industry - AOM's major customer base - declined precipitously following the terrorist attacks of September 11th. While we have seen some recent indications of stabilization in the lodging industry, an increasing portion of the existing business is moving to offshore sourcing." He added, "While we deeply regret the need to close the Chilhowie facility and are saddened for our employees who will lose their jobs as a result of this restructuring, we believe it is an essential step in maintaining the well being of American of Martinsville and its remaining workforce. When business conditions recover, AOM is well positioned as the market leader, and will quickly return to historical profitability levels."

Kiser continued, "The actions announced today will further reduce the company's domestic casegoods production square footage by about an additional 16 percent. Including Chilhowie and Granite Falls, we will have reduced our total domestic casegoods square footage by approximately 45% during the last twelve months. We strongly believe this brings our domestic facilities in line with current business trends, and do not foresee any further casegoods restructuring in any near term time frame."

Commenting on the tone of business in the consumer furniture industry, Kiser said, "Relative to current quarter guidance, we continue to expect a small single digit percentage sales decline in our April 2002 fourth quarter, with upholstery volume comparisons remaining substantially stronger than those in the casegoods part of our business. And, we continue to anticipate that earnings for the quarter ending April 27, 2002, excluding the $0.09 per share restructuring charge announced today, will be in the range of $0.42 - $ 0.46 per share."

Forward-looking Information:
Any forward-looking statements contained in this report represent management's current expectations, based on present information and current assumptions. Actual results could differ materially from those anticipated or projected due to a number of factors. These factors include, but are not limited to: changes in consumer sentiment or demand, changes in housing sales, the impact of terrorism, the impact of interest rate changes, the impact of imports, changes in currency rates, competitive factors, operating factors, the effect of certain restructuring actions, and other factors identified from time to time in the company's reports filed with the Securities and Exchange Commission. The company undertakes no obligation to update or revise any forward-looking statements, either to reflect new developments, or for any other reason.

La-Z-Boy Background Information

With annual sales in excess of $2 billion, La-Z-Boy Incorporated is one of the world's leading residential furniture producers. The La-Z-Boy Incorporated family of companies produces furniture for every room of the home and office under the brand names Alexvale, American Drew, Bauhaus, Centurion, Clayton Marcus, England, Hammary, HickoryMark, Kincaid, La-Z-Boy, La-Z-Boy Contract Furniture Group, Lea, Pennsylvania House and Sam Moore. And, under the American of Martinsville brand name, La-Z-Boy is also a leading manufacturer of contract furniture for the hospitality and assisted-living markets. Additional information on the company is available at www.la-z-boy.com.

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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                               LA-Z-BOY INCORPORATED


                                               /s/ David M. Risley
                                               -------------------
      Date:  April 8, 2002                     David M. Risley
                                               Senior VP and Chief Financial
                                               Officer